News Release
For Immediate Release Company Contact: Jack Collins, EVP Finance/Corp. Development Phone: (405) 702-7460 Website: www.qelp.net	[QELP Logo]

Quest Energy Partners Suspends Quarterly Distribution on Common Units

OKLAHOMA CITY – January 28, 2009 – Quest Energy Partners L.P. (NASDAQ: QELP) (“QELP” or “the Partnership”) today announced that the Board of Directors of QELP’s general partner has decided to suspend distributions on the Partnership’s common units beginning with the distribution for the fourth quarter of 2008 that was scheduled to be paid in mid-February 2009. The Board suspended distributions on the subordinated units owned by Quest Resource Corporation (NASDAQ: QRCP) starting with the third quarter of 2008 distribution paid in November 2008.

The decision to suspend distributions on the Partnership’s common units was based on management’s recommendation and the Board’s desire to ensure QELP has sufficient liquidity to properly conduct operations, maintain strategic options, and comply with the terms of its debt instruments in light of the recent declines in natural gas prices and the maturity of its second lien loan at the end of September 2009.

Under the terms of its partnership agreement, QELP’s common units will carry an arrearage for the fourth quarter’s minimum quarterly distribution of $0.40 per unit that must be paid before the Partnership can make distributions to its subordinated units. The Board of Directors of QELP’s general partner will set future distribution rates based on the amount of cash available for distribution after taking into account the Partnership’s expected liquidity requirements.

About Quest Energy Partners, L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The Partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma. The Partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net. The Partnership routinely posts important information in the “Investors” section of its website.